Exhibit 15

May 9, 2008

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation of our report dated May 9, 2008 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation included in its Form 10-Q for the three month periods ended March 31, 2008 and 2007.

/s/ Ernst & Young LLP